                                              EXHIBIT 12.1

                                        CV Therapeutics, Inc.
                             Computation of Ratios of Earnings to Fixed Charges
                                     (in thousands, except ratio)


                                                                        Years ended December 31,
                                      -------------------------------------------------------------------------------
                                           1995            1996            1997           1998            1999
                                      -------------------------------------------------------------------------------
Net loss                                   $ (16,724)      $ (10,365)     $ (11,325)      $ (12,602)      $ (23,122)
Add: Fixed charges                             1,280           1,553          1,341           1,223           1,367
                                      -------------------------------------------------------------------------------
Earnings as defined                        $ (15,444)      $  (8,812)     $  (9,984)      $ (11,379)      $ (21,755)
                                      ===============================================================================
Estimated interest component of rent         $   397         $   442        $   466         $   464         $   475
Interest expense (1)                             883           1,111            875             759             892
                                      -------------------------------------------------------------------------------
Total fixed charges                         $  1,280        $  1,553       $  1,341        $  1,223        $  1,367
                                      ===============================================================================
Ratio                                             (2)             (2)            (2)             (2)             (2)


                                          Three months         Nine months
                                             ended                ended
                                          September 30,        September 30,
                                        ------------------------------------
                                              2000                 2000
                                        ------------------------------------
Net loss                                       $  (10,153)       $  (24,618)
Add: Fixed charges                                  2,885             6,728
                                        ------------------------------------
Earnings as defined                            $   (7,268)       $  (17,890)
                                        ====================================

Estimated interest component of rent           $      119          $    357
Interest expense (1)                                2,766             6,371
                                        ------------------------------------
Total fixed charges                            $    2,885         $   6,728
                                        ====================================
Ratio                                                  (2)               (2)

---------------------------
(1) Includes amortization of debt issuance costs
(2) Earnings (as defined) for the period were insufficient to cover fixed charges by an amount equal to the net loss for the period.